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The following is a transcript of The Sport Authority, Inc. First Quarter Earnings Conference Call held on May 23, 2003 at 10:00 a.m. EST.

CORPORATE PARTICIPANTS
Mark Iskander
 Sports Authority — Vice President and Treasurer

Martin Hanaka
 Sports Authority — Chairman and CEO

Susan Wescot
 Sports Authority

Elliot Kerbis
 Sports Authority — President and Chief Merchandising Officer

Phillip Vanier
 Sports Authority — Executive Vice President of Store Operations

CONFERENCE CALL PARTICIPANTS

Rick Nelson
 Stephens, Inc.

John Shanley
 Wells Fargo

John Lawrence
 Morgan Keegan

Brian Long
 Chesapeake Partners

Ulysses Yannas
 Buckman, Buckman and Reid

PRESENTATION

Operator

Ladies and gentlemen, good morning. Thank you for standing by. Welcome to the Sports Authority first quarter 2003 earnings conference call. At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session. Instructions will be given at that time. If you should require assistance during the call, please press zero and then star. An operator will assist you. And as a reminder, this conference call is being recorded. I will now turn the conference call over to your first presenter, Vice President and Treasurer Mr. Mark Iskander. Please go ahead, sir.

Mark Iskander - Sports Authority — Vice President and Treasurer

Good morning and thank you for joining us. This is Mark Iskander, Vice President and Treasurer. Welcome to our First Quarter Fiscal Year 2003 Earnings Conference Call. Before I turn it over to management, let me get some housekeeping out of the way.

Certain statements made in the Sports Authority’s Earnings Release and certain statements made on the conference call which is about to begin constitute forward-looking statements made in reliance on the Safe Harbor provisions of the Private Securities Litigation and Reform Act of 1995. Please refer to the disclosure on forward-looking statements located at the end of the Sports Authority’s earnings release. This disclosure also applies to all statements made on behalf of the Sports Authority on this conference call.

We will begin our discussion of first quarter performance with Marty Hanaka, Chairman and Chief Executive Officer discussing trends and patterns in the business during the quarter. Marty will then touch on various financial highlights during the quarter. Finally, he will close by discussing store remodels, new store growth, redesign of the supply chain, and guidance for the second quarter as well as the full year. Also in attendance are Elliott Kerbis, President and Chief Merchandising Officer. Philip Vanier, Executive Vice President of Store Operations. All three will be available for questioning during the follow-up Q&A session. Now let me turn it over to Marty.

Martin Hanaka - Sports Authority — Chairman and CEO

Thank you Mark. Good Morning, and thank you, everyone, for joining us today. Hopefully you’ve had a chance to review this morning’s earnings announcement. It summarizes what I think was a relatively good earnings performance despite some extreme winter weather conditions throughout the period, the war with Iraq and a very soft economy. I would also like to point out George Milhalko, our CFO is not with us as he had an important family medical situation he needed to attend to.

As we said at the 2002 year end call, we thought we would break even in Q1 were there no war. Obviously there was a war and we think given that condition, we exceeded that guidance.

First of all, I want to point this out. This is very, very important, that our results, when you compare year over year, include a tax rate of 39% this year against earnings versus no tax rate last year. So those of you just reading the headlines, obviously you had to go below the surface to assure you understand that. We had net income of .5 million or penny per diluted share for the first quarter versus net income of $1.7m or a nickel per diluted share for the first quarter of the prior year.

Again, besides the tax rate, this year’s first quarter net income was also reduced by a change in accounting versus last year. Under EITF, 02-16 which is an emerging issues task force item regarding co-op funds which Susan Wescot will describe later. It also included store restructuring costs and exit costs were non-comparable and on an after-tax basis those charges amounted to approximately $1m. Again on a comparable basis, we made $1.5m, or 4 cents per diluted share versus $1.0m, or 3 cents per diluted share versus last year on our pro forma tax-adjusted basis. That is the reason why we are pleased with the results given the market conditions and given these non-comparable comparisons.

Now let me move on to comparable store sales performance. For the first quarter just ended, we were down 5.7% mostly due to the war, weak economic, and extreme winter weather patterns. Remember, we were also comping against strong comp performance from the prior year of 3.9%. Warmer than usual temperatures last year in our northern markets helped drive that first quarter sales performance.

Before I move on, let me give you an example how the poor weather conditions affected us during the quarter, and this will be the last time I mention it. Many of you live and work north of the Carolinas remember the massive snowstorm that hit during the week of February 16th or President’s Day week, our biggest week of the month where we had a lot of promotional punch. On President’s Day, a very important holiday, we were forced to close 70 stores because of the poor weather conditions, or one third of our stores. On a comparable basis, our sales were off over 40%, or $2.2m, in that single period.

On a geographic basis, our Mid-Atlantic and Northeast stores had comp sales store declines in the single digits in the first quarter but our Southern store base which is really the core, I think the key metric of how we are performing was basically flat. Some of the departments that did well in the quarter included snow hard lines, which was up about 50%. Very strong. Both skis and snowboards sold well during February and March. Snow soft lines was up 25%.

So where we had an opportunity to take advantage of the poor weather, we did. Unfortunately, the weight of the mix was not enough to move the total and offset some of the decreases in warm weather product lines. It also shows the customer response to our private label Head product in our ski and outerwear product categories.

Indoor and outdoor games were up high teens driven by sales of table games. Hunting was up high teens, and that’s very encouraging for us while camping was up single digits. The improvements in hunting were across the board due to better brands and assortments, paint ball optics, hunting apparel and accessories all did well. This was very encouraging as this has been one of our weaker categories overall and it’s the basis for a new initiative called the Outdoor

Authority which we are now testing in three locations. We were encouraged by the results out of these three stores.

We also saw the impact of the North Face, which has just landed in our stores, and is selling nicely, very promising. We carry North Face in both hard goods and soft goods.

Golf Day, our new expanded golf department concept, which Elliott engineered, continues to perform well during the quarter. Our first three stores with the Golf Day concept saw their average golf ticket increase by 17% when compared to the pre-conversion period. Golf sales as a percentage of the store’s overall sales increased by 25% for those three stores. We also opened an additional eight Golf Day concept stores during the quarter and results so far have been very promising. The average golf ticket for these eight stores is up over 19% and golf sales penetration on average is up 50% for those stores. We plan to open 12 more during the remainder of the fiscal year.

If you recall, I also mentioned that we would be carrying the full Callaway assortment in our golf-based stores during last quarter’s conference call, and I am pleased to report that the brand has been very well received as you would expect and the sell-through has more than met our expectations. A very important strategic initiative that you’ll see part of this Sports Authority going forward.

Conversely while we’re pleased with some of those results, there were some departments that did not perform as we would have liked. First of all, racquet sports, in-line skates which alone was down over $5m and we think totally due to demand and weather patterns. Fitness, we had no real hot consumable TV item as we did a year ago. Licensed products, team sports, and athletic footwear were down, although, cleated footwear did quite well.

Now I would like to move on don’t financial highlights. Let me start with the income statement.

Total sales were $339.1m versus $353.5, a drop of 4.1% and despite the challenging top line environment, we were able to maintain our gross profit as a percent of sales at last year’s level of 26.8%. Additionally we also maintained last year’s G&A expense ratio of 26.1% as we reduced our cost by $3.8m. I would also like to mention that included in those costs is a $700,000 number for merger integration costs.

Below the SG&A line, you probably have noticed $986,000 of store restructuring and exit costs. Of that total, $627,000 was due to a store management restructuring charge. We have eliminated 214 full-time salaried positions at the store level as Phillip Vanier has created a new store level structure. These positions have consisted mostly of sales manager and sales support manager position as our goal was to eliminate a middle level of a three-tier management structure. The store manager now directly supervises the departmental area managers and it really makes the store manager more involved in frontline issues. We expect the residual benefit of better service as a result.

On an annualized basis, this personnel reduction is expected to save us over $10m over the previous 12 months as we are reinvesting a good deal of the savings back into frontline people to serve our customers better. It is also important to note that these savings are not included in any of the synergy guidance we have given about our upcoming merger with Gart.

Moving down the income statement we’ve had interest expense that was a little over $1m this quarter but $207,000 below the prior year. The reduction was largely the result of lower borrowing levels.

Income before taxes of $802,000 was then taxed at 39%, again non-comparable to last year. This left us with $489,000 in net income, or a penny.

Now the quarter’s balance sheet highlights. Merchandise inventory’s year over year fell by $8.4m, or 4.9% or a square foot basis. A very good job of managing our inventories.

And at the same time we reduced our inventories in a continuing pattern for Elliott and our merchants, our in-stock percentage during the first quarter averaged 92%, an all-time high. Over the past 38 weeks our in-stock percentage has been running over 90% and for 14 straight weeks, exceeding our standard of 92%, last week we were at 92.7, an all-time high. Suffice it to say, we’re managing inventories and improving in-stock to serve the customer better and our aged inventory has also come down somewhat again. So that has really helped us I think to improve our balance sheet.

Accounts receivable and other current assets increased by $10.8m due to largely — excuse me, due largely to the re-establishment of deferred tax assets during the fourth quarter of fiscal year 2002. And despite the decrease in inventories, related accounts payable rose by $6.9m, or 5%. Trade accounts payable as a percentage of inventories was 38.5% for the quarter versus 35.8% for the prior year’s first quarter.

Total debt — and this is very important — fell again by approximately $39m, or 23%, ending the quarter at $128.9m, and I can remember not too long ago when it was over $270m. Total debt as a percentage of capitalization was 37% at the end of the quarter, and it’s hard to imagine that three years ago our total debt was a percentage of capitalization of 70%.

Now I would like to talk about remodels and new stores during the quarter. We completed seven remodels this past quarter, which was our sixth phase. This completion means that 45 older stores have now been converted to our store within a store format. Overall only 60 stores, or 30% of our chain, have the new look and feel. This includes remodels and new stores.

In earlier guidance, we said that we would complete 40 remodels this year and an additional 40 next year. However, if our merger is completed as planned, we intend to accelerate our remodel process, having the core Sports Authority chain completed within two years. Now let me give you some color on the performance of the last three phases. We no longer report on the first three, as we indicated in our last quarterly call.

Phase 4 was done last summer and includes 10 comparable stores. They are basically up 6% over our analog group and 60 basis points better in margin. Our Phase 5 stores, which includes eight comparable stores, are up 4.7% over the norm and have a 90 basis point of margin improvement. And Phase 6 was just completed in the last month. There’s six comp stores. We really don’t have any numbers that we can reach conclusions on, but suffice it to say, we know from a strategic point of view that remodels is your best use of cash and it’s an initiative that we will continue stand-alone and will accelerate with our new partner.

I now would like to move on and talk about our full-service footwear departments which many of you asked questions about, and to give you a basis, 26 of these stores are comped from before 2002, — excuse me. 26 comped beginning in 2002. 20 comped before 2002. And nine stores are comping beginning this year and 10 are noncomped due to competition but basically 64 stores that have been converted to full-service footwear and in the aggregate these stores are up 4% overall to self-service stores in the chain. So it is working.

Again, we’ve made progress. We’re not pleased because it’s not working in all stores, but it is working as an initiative that has value, particularly as we try to convert the Sports Authority from an old, tired warehouse format to a specialty store within a store with specialty type service in the departments where you need it. So we will continue to track along and we’re pleased at the full-full-service which is being better executed at the operating level as promised for us that differentiate the Sports Authority.

As far as new stores are concerned, we plan on opening four this year. Similar to last year, our planned store openings will be in either existing or adjacent markets. This again allows us to leverage operations, logistics and advertising costs. Two of the four will open in early third quarter with the remaining two to open in early fourth quarter. The openings will be located in north Little Rock, our second and final store in that market; Las Vegas, our third store in that market; and new, two more in Florida, Tallahassee and Daytona, each of which will be 30,000 and 32,000 feet respectively, or again expanding our small market format store.

In earlier guidance we said we would open seven stores. However, due to construction delays, three of those have been moved to Q1 ‘04. We also closed one older store during the first quarter. It was in our Tampa market and the closing was due to take advantage of an expiring lease in a declining area and will be accretive and this is a market where we have a very s strong presence.

Just as critical to our remodel and new store initiatives is the redesign of our supply chain and I’m very proud to say and complement Charlie Sempera that now our Burlington, New Jersey facility is now up and running and with the help of our entire IT team, we’re now able to incrementally transfer stores from Atlanta to New Jersey until a total of 96 stores have been transferred to this new facility. We expect Burlington to be fully operational in servicing those 96 stores during our fiscal third quarter.

However, this is only the first phase of the redesign. It will take at least another 12 to 14 months to complete it. For example, we still need to add back-stock capacity at our Atlanta and Chino facilities. This redesign of our supply chain will enable us to replenish the market-specific departments of our store more precisely and timely representing another step in our continuing efforts to improve in-stocks and customer service and do it at a lower cost.

For fiscal 2004, we expect to realize $3m in logistics expense savings from our redesigned efforts. These savings as well are not included in any of the synergy guidance given as a result of the pending merger. They are all incremental.

And just remember, 35% of what we buy ships from the Northeast to Atlanta and back to the northeast. Now those goods will get to the stores very quickly at much lower cost. Speed-to-market is everything. So we’re very, very excited about the positive benefits of this strategic initiative. We also expect this initiative to reduce our overall working capital requirements by over $30m, freeing up capital for additional growth oriented investments.

Now I would like to move on to second quarter trends and guidance.

As far as early second quarter trends are concerned, it appears the overall retail environment will remain challenging. However, as the weather has warmed up recently, I can’t speak for the next five days in the Northeast where they are supposed to get steady rain, but sales of spring and summer sports-related items have improved. Both the hunting and camping departments are doing very well. Indoor and outdoor gains are performing well. Swimwear products are also performing. We’re also starting to see it pick up in the higher-ticket fitness department.

Geographically our southern store base is outperforming the north but as the weather warms up, we think the performance gap will shrink, particularly as we head into the all-important June, Father’s Day, summer product sales period.

For the second quarter, we expect fully diluted after-tax earnings to approximate 25 to 27 cents based on slightly positive comp sales of maybe 1%. For full fiscal year 2003, after-tax earnings are expected to be in the range of 70 to 72 cents. Remember, that is an after-tax number. Last year’s 69 cents was not taxed. Our full year estimate includes non-routine and accounting charges taken in the first quarter. They are not pro forma estimates. We expect comp store sales growth for the full year to be in the positive low single digits, 1 to 2% is our best guess and obviously hopeful that the economy does improve in the coming periods. I also want to remind everyone again, these are fully taxed numbers versus untaxed 2002 earnings for comparison purposes.

Thank you for your attention. Now we would like to open it up to questions.

QUESTION AND ANSWER

Operator

Thank you. Ready for questions at this time?

Mark Iskander - Sports Authority — Vice President and Treasurer

Yes.

Operator

Okay. Great. Ladies and gentlemen, if you would like to ask a question, please press the 1 on your touch-tone phone. You will hear a tone indicating you’ve been placed in queue. You may remove yourself from queue at any time by pressing the pound key. If you are on a speakerphone, please pick up the handset before pressing the numbers. If you pressed 1 prior to this announcement, we ask you please do so again at this time. Once again, for questions, please press the 1 on your phone. First question in queue is from the line of Rick Nelson from Stephens. Please go ahead.

Rick Nelson - Stephens, Inc.

Thank you. Good morning, guys.

Martin Hanaka - Sports Authority — Chairman and CEO

Good morning, Rick.

Rick Nelson - Stephens, Inc.

Can you talk about the incremental, in aggregate, how much money are we talking about, how many dollars?

Martin Hanaka - Sports Authority — Chairman and CEO

I’m sorry, Rick. I don’t understand the question.

Rick Nelson - Stephens, Inc.

You talked about the incremental synergy that you are seeing over and above what you and Gart have provided. How many dollars are we talking in aggregate?

Martin Hanaka - Sports Authority — Chairman and CEO

No, I’m saying that we, in our synergy estimates which, you know, are 10 in the run rate, going to 40 in ‘05 and a run rate of about $50m, none of those estimates have been included in those synergy numbers. We have not defined how much incremental those would be and I think we’ve got to rely on the merge company to put its direction out once the company merges. Okay. And how about comps in May? Are they in negative territory or are we talking positive comps? Yeah, we said we’ve seen some improvement and we mentioned the categories. A lot depends on June and July and so we want to go farther than that, Rick.

Rick Nelson - Stephens, Inc.

Okay. And inventories, in light of the comp shortfall, how do you feel about the content of — .

Martin Hanaka - Sports Authority — Chairman and CEO

Great, great shape, still under control. You know, the biggest areas, you know, are the fashion categories, and I looked at it this week with our guys and nobody feels that there’s any risk to what the composition of inventory is today.

Rick Nelson - Stephens, Inc.

Okay. And a quick question on EITF. How will that affect go-forward numbers or is this just a one-time charge?

Martin Hanaka - Sports Authority — Chairman and CEO

They are embedded in our full year forecast. Susan Wescot can answer more fully on that. Susan?

Susan Wescot - Sports Authority

Yes. Hi, Rick. As you know, what the EITF is forcing us or requiring that we do is treat certain of our co-op reimbursements as a reduction of inventory costs. Historically we’ve always treated those reimbursements as a reduction of advertising expense which flows into SG&A. So we’ll have some — you know, clearly our advertising volumes increase as the year goes on. We expect that the full year impact of adopting this accounting change will be a pretax hit of $1.3m roughly for the year. That’s embedded in our 70 to 72 cent guidance. And as merchandise sales obviously flows through the cost of goods sold line, that’s where we’ll pick up what previously was captured as an SG&A reduction.

Rick Nelson - Stephens, Inc.

Thank you.

Martin Hanaka - Sports Authority — Chairman and CEO

Thanks, Rick.

Operator

The next question is from the line of John Shanley from Wells Fargo. Please go ahead.

John Shanley - Wells Fargo

Good morning, guys. Either Marty or Elliott, I wonder if you could give us a breakdown of the sales in the quarter by percentage between the hard lines, apparel and footwear so we have a sense of what happened in the first quarter and how did that compare with the first quarter of last year.

Martin Hanaka - Sports Authority — Chairman and CEO

Oh, God, we don’t have that in front of us, John. I would say really if you looked at the three categories, hard goods, apparel, footwear, you know, there really was no material change to the total. And the big one would be in-line skates which was very disappointing for us and our single biggest category drop. So that would would have been the one factor that would have influenced the total.

John Shanley - Wells Fargo

Do you put that in your footwear category, Marty, or do you put that in something else?

Martin Hanaka - Sports Authority — Chairman and CEO

Well, we put — we say 30% of everything you put on your foot, 20% apparel, 50% hard goods. So of the 30, in-line skates was down substantially. So that would have affected that number.

John Shanley - Wells Fargo

Okay.

Martin Hanaka - Sports Authority — Chairman and CEO

And the athletic footwear is a little softer than the house but cleats was stronger. Cleats was very good, particularly in April when we got normalized weather. So that would give you a positive benefit.

John Shanley - Wells Fargo

I wonder — my next question actually was going to be on the athletic. I heard you comment about that being somewhat softer. What’s the reason for that and has there been any marked improvement with the 64 full-service footwear departments you have now in terms of getting either launch or allocated products in the departments?

Martin Hanaka - Sports Authority — Chairman and CEO

I’ll let Elliott talk about ability to get allocated product in a second. What you’ve got are these stores are comping better versus the self-service stores, but what we’ve seen is that the real demand for athletic footwear is largely weather-related to get out and play. People aren’t getting out and playing the way they were. So I mean, that’s really the biggest factor that I think influenced the business. It’s not a promotional issue. It’s not an in-stock issue. We don’t think it’s really an assortment issue, though we, you know, obviously are examining ourselves right now, but, you know, we think it’s really, as I said earlier, those other macro level factors. Elliott, do you want to comment on what full-service is doing for us with the brands?

Elliot Kerbis - Sports Authority — President and Chief Merchandising Officer

John, we continue to get — make incremental process and allocated product. It’s going to be a long process. I figure it’s a two- or three-year process until we get where we need to be.

Martin Hanaka - Sports Authority — Chairman and CEO

But we’re pretty hopeful that with the pending merger if approved that this company, in its size and importance, is going to hopefully break down some of the barriers. Instead of incremental progress, really make meaningful progress. So we think that’s one of the side benefits of the deal.

John Shanley - Wells Fargo

Yeah, I would think so. Also, can you talk in big picture terms of where you stand in terms of getting further vendor concessions in terms of either terms or margins that are able to get on your product lines to help drive your bottom line results?

Martin Hanaka - Sports Authority — Chairman and CEO

No, we just can say that we think one of the major rationales of the deal is that you have a national retailer, a national footprint scale, an efficient customer and someplace that the brands are going to want to have represented, get national shelf space. We think it changes the retail landscape. We’ll be twice the size to the next closest guy and as a lot of people reported, you know, the number one, size matters and I think it’s going to change the economics in the industry, and that means as vendors invest in us that other people are going to have fewer resources to deal with. So we are optimistic we know how to leverage this, and Doug and Elliott, I think with their backgrounds, are going to make the most of this opportunity. As vendors see us as a really attractive customer who want to grow with us, strategically invest in the Sports Authority.

John Shanley - Wells Fargo

Okay. And the other part of the equation in terms of helping to drive your bottom line results, Marty, that you’ve been talking about is private label. Where are you now and do you see any substantial progress as you move into the second quarter in terms of your product, private label product lines?

Martin Hanaka - Sports Authority — Chairman and CEO

Yeah, we grew throughout the year last year, John, and ended the year at 10% in the first quarter. We’re still at 10%. Our goal, stand-alone was to get 15%, and I think we’re continuing to make a lot of progress. We get great sell-throughs. There aren’t any programs that we really want to redo or revive in any way. So we’ll just keep building on it and we’re anxious to get with our potential new partners in Denver to compare sell-throughs and see how we can take private label and make it a even more important asset to the new company.

John Shanley - Wells Fargo

Okay. Great. Thanks a lot. Appreciate it.

Operator

Thank you. Next question is from the line of John Lawrence from Morgan Keegan. Please go ahead.

John Lawrence - Morgan Keegan

Good morning, Marty.

Martin Hanaka - Sports Authority — Chairman and CEO

Good morning.

John Lawrence - Morgan Keegan

Would you comment a little bit, expand on that a little bit at store level, talk a little bit about, you may have mentioned it, SG&A and specifically the shrink and the ability to hire labor in the full-service footwear?

Martin Hanaka - Sports Authority — Chairman and CEO

I’ll let Phil talk about the ability to hire labor and full-service footwear. Besides the fact, when we went and embarked on full-service, we did eight stores and we at the time got about a 5% lift in sales and better margin. There are some real benefits to operating this. In fact, one of the things we get, we have stores is the managers really want to be full-service. We get all the inventory behind the wall, we get better debt integrity, we control the shrink at least in terms of external shrink from customers, and it’s just a much easier way to operate the store that you go into one of our stores on a Friday night or Saturday at 11:30 and the aisles are torn up and there were boxes in self-service and you have a lot of mismatch issues and so forth. So this is really a superior way to operate a store and we’re pleased again that the sales are better in the aggregate.

We’re not pleased with every store because there are stores that don’t make the conversion, don’t get people hired and trained adequately. We’ve invested in three people to go out and help with the hiring process and the training process to shortcut the transition for our operators because it is a different way to operate and it’s a cultural change, it’s a different kind of person on the floor.

I’ll let Philip talk — and by the way, how you operate your back room is very important for speed and service. I’ll let Philip talk about how we’ve tried to improve our hiring process. Philip?

Phillip Vanier - Sports Authority — Executive Vice President of Store Operations

As Marty mentioned, you know, we have now in each zone a shoe sales coordinator. These people are basically, were selected from the outside based on coming from the footwear industry and understanding full-service footwear sales. They set standards for recruitment for our stores to basically increase our skill level, and they are also driving the training efforts in each store.

In addition, we’ve implemented full-service stores on a commission program for footwear sales in April, and as part of this implementation, this automatically will drive an improvement in skill sets from our sales force. We are training the ones that are willing to continue on the basis of commission, and we are replacing the ones that are not with experienced footwear commissioned salespeople from the industry. So since we’ve put in the commission, we’re finding it’s easier to recruit the right type of people because obviously there is a strong incentive for them to join us now and they can earn some pretty decent income.

John Lawrence - Morgan Keegan

What percentage of your salesmen would you have in the full-service footwear on the commission program?

Phillip Vanier - Sports Authority — Executive Vice President of Store Operations

In a full-service footwear store, everyone is on a commission program since April.

John Lawrence - Morgan Keegan

Great. Thank you.

Operator

The next question — I’m sorry. Are you through with your question, Mr. Lawrence?

John Lawrence - Morgan Keegan

Yes, thanks.

Operator

Next question is from the line of Brian Long from Chesapeake Partners. Please go ahead.

Brian Long - Chesapeake Partners

Hey, Marty. Can you give us an update? I got on a little bit late. In terms of the progress in terms of completing the proposed merger?

Martin Hanaka - Sports Authority — Chairman and CEO

I didn’t really speak about it yet. The merger is moving along very nicely. The joint companies are retained bearing point to help us manage the project.

We’ve taken senior people and formed an executive steering committee from both sides. Both sides have, we’ll say quarterbacks that are in charge of the vertical business areas. For example, logistics, IT, merchandising, HR. Those quarterbacks have met regularly for the last couple of months. The executive steering committee meets weekly and we’re on track to get ourselves a good basic functioning company pretty close to closing date, and after 100 days, a very nice operating company so we can fully get all the synergies that are there and big and overlap advertising and G&A and so forth.

I am more positive about the partnership. We are different companies but we’re not opposite companies. So I see the cultures coming together. Doug and his team have a lot of experience at it. I think it shows up at these merger integration meetings and so I am very optimistic and we’re anxious to get the green light from the SEC and our shareholders so we can start looking at cost of goods and other pricing and markets and things that we’re not allowed to talk about so we can really not only get a good basic operating company and then get the synergy, but optimize the opportunity of being a national brand.

Brian Long - Chesapeake Partners

When do you think that you will be able to hold a special meeting and, you know, get the merger closed?

Martin Hanaka - Sports Authority — Chairman and CEO

I can’t predict that. It depends on comments from the SEC. It looks like our S-4 will be filed today in response to the first set of queries. There may be further ones. That’s the unknown.

Assuming that they are satisfied with our answers and there’s minimal questions, you know, we could still get this thing done, you know, somewhere between July 7th and July 15th. It might slip, but we are pretty comfortable that we can satisfy those questions and certainly in the month of July, it could slip in the third quarter. That’s something beyond our control. That’s what we’re targeting right now.

Brian Long - Chesapeake Partners

Okay. Thank you.

Operator

Thank you. Once again, any additional questions, please press 1 at this time. Question in queue from the line of Ulysses Yannas from Buckman and Buckman. Please go ahead.

Ulysses Yannas - Buckman, Buckman and Reid

Hi, Marty.

Martin Hanaka - Sports Authority — Chairman and CEO

Hi, Ulysses.

Ulysses Yannas - Buckman, Buckman and Reid

You’ve done so well that it forces me to raise the question. Especially as I contrast your results of the last quarter with the last year of your new partners. Why seize control of your strength?

Martin Hanaka - Sports Authority — Chairman and CEO

I’m sorry. I —

Ulysses Yannas - Buckman, Buckman and Reid

Why seize control of your strength, which is the financial side, where you’ve done exceptionally well? [ OVERLAPPING SPEAKERS ].

Martin Hanaka - Sports Authority — Chairman and CEO

Part of the financial results are good merchandising, by having lower inventories and having to borrow less and so on and so forth. I think the strengths of the Sports Authority will be combined with the strength of Gart and I think you’ll end up with a much better company than either of us could have created stand-alone.

Ulysses Yannas - Buckman, Buckman and Reid

The part of the merger rationale I understand fully, but you seem to be managing your inventory a hell of a lot better, your balance sheet better, your cost control’s better. That’s why I’m asking the question. Do you try to their style of doing business?

Martin Hanaka - Sports Authority — Chairman and CEO

No, I think what you’ve heard from Doug Morton is that we are going to have the best of both. That’s the philosophy that we are following and in each and every area, we’re trying to understand how each of us operates, which platforms the systems are on.

I think it’s very important you the look at the merchandising area that Elliott will be president of the company and we’ve announced that his two top senior merchants will combine with Doug Morton’s and I think you will see us take those best practices and bring them to bear.

We’re looking at which systems we’re using to stay in stock and use inventories and we’re using those systems. So the fact of the matter is this new company is going to be a combination of both and I’ve got an investment in this company and a lot of shares and I’m very, very anxious to see us employ what we’re doing combined with the best things Gart does, and if you look at our cold-weather business, I can’t wait to get a hold of their products that we’ll start to get this year. So if you go category by category, I think we are taking the best of both and we’re not just dismissing out of hand something we do as normally happens in an acquisition. The spirit and the fact are, we are trying to get that done in the new company.

Ulysses Yannas - Buckman, Buckman and Reid

If I may ask another question. You have a number of one-store states. What do you plan to do about that?

Martin Hanaka - Sports Authority — Chairman and CEO

Well, we’ve looked at every store’s P&L, we’ve normalized P&Ls, which we are permitted to do. We’ve looked at overlap markets and we’ve looked at underperforming stores, and there are a group of stores that will get closed and announced as we get to the shareholder vote. It will be in our final proxy actually.

So we’re very comfortable that the stores that stay open — again, this isn’t a large number of stores. So I don’t want you to be alarmed but the ones that close, first of all, will be very accretive to the new company and the ones that stay are profitable based on the market, based on the leases and so forth, and I’m very comfortable with the new population of stores that will remain and also remember that the new Sports Authority, as we’re calling it, will be opening probably 20 stores a year go forward, and some of those single-store markets, again which remain open, will be profitable can be augmented by new stores. In our case we did Memphis last year. This year we’re adding the Little Rock, this year we are adding the Las Vegas. And that’s also a philosophy and strategy that Doug has followed to try to continue to backfill those single store markets that are under-represented.

Ulysses Yannas - Buckman, Buckman and Reid

Thanks a lot, Marty.

Martin Hanaka - Sports Authority — Chairman and CEO

Yes, sir, Ulysses. Thank you.

Operator

We have a follow-up question from John Lawrence from Morgan Keegan. Please go ahead.

John Lawrence - Morgan Keegan

Yes. Thank you, Marty. Would you comment on — you just mentioned real estate. Are you seeing anything in the real estate environment as far as cost structures going forward?

Martin Hanaka - Sports Authority — Chairman and CEO

No, I can tell you I just got back from ICSC and I’ve been going there for five years as Sports Authority and there is a whole new level of interest. Keep in mind this is one area where the new companies cannot talk about their deals or their markets, and we respected the laws. I’ve got to tell you there are landlords that want a national brand in their market. So there’s a whole new level of interest where it’s a whole new story. Yeah, we became a good, healthy, strong company on our own but this makes us even better and there’s just a much higher level of interest out there and I think that converts to lower cost over time because size matters, and you can get a big guy advertising all the time, probably doing national advertising in the near future. That’s somebody that’s attractive to you as a landlord and that’s clear to us in our meetings.

John Lawrence - Morgan Keegan

Great. Thanks.

Operator

We have a follow-up question from Ulysses Yannas. Please go ahead.

Ulysses Yannas - Buckman, Buckman and Reid

Talking about new stores, Marty, I was listening to the Gap yesterday and they were telling us they were getting money from landlords for landing in their area. What’s the percent of you doing the same thing considering now that you are a national company?

Martin Hanaka - Sports Authority — Chairman and CEO

I expect that we will buy better in every way, whether it’s merchandise, bags, travel, or real estate, and again, we’re more attractive company now and so landlords will do things for us they would not have done in the past. I can’t predict exactly what that would mean, but I can tell you there’s all kinds of — there’s every kind of deal you can imagine, and the new Sports Authority should be able to take advantage of this opportunity.

Ulysses Yannas - Buckman, Buckman and Reid

Good going. Thanks, Marty.

Martin Hanaka - Sports Authority — Chairman and CEO

Thank you.

Operator

There are no further questions in queue at this time. Please continue.

Martin Hanaka - Sports Authority — Chairman and CEO

Thanks, everybody. We appreciate your time and interest, and appreciate you tuning in today. Take care. Bye-bye.

Operator

Ladies and gentlemen, that concludes the conference for today. Thanks for your participation and using AT&T executive teleconference. You may now disconnect.